Exhibit 99.1

Robbin Mitchell Appointed to Kohl’s Corporation Board of Directors

●	New director brings deep retail apparel experience and decades of industry expertise
●	Sixth new director added since 2016 as part of ongoing program of Board refreshment
●	Additional director expertise aligns with new strategic framework

MENOMONEE FALLS, Wis.— February 17, 2021—Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today announced that Robbin Mitchell has joined its Board of Directors (the “Board”) as an independent director. A member of the Fashion & Luxury leadership team at the Boston Consulting Group (“BCG”), Ms. Mitchell brings extensive retail industry operating experience and expertise in areas important to Kohl’s growth strategy, including Women’s apparel, Active and Beauty.

“Robbin’s background and skillset are ideally suited to support Kohl’s continued strong execution and momentum,” said Frank Sica, Kohl’s chairman.  “Her leadership at BCG and executive-level retail, apparel, supply chain and omnichannel experience position Robbin to make immediate contributions. Robbin’s insights will help us build upon our efforts to reignite Women’s, accelerate growth in Active and Beauty, and capture market share from the retail industry disruption.”

Ms. Mitchell‘s appointment is part of the continuous Board refreshment process at Kohl’s, which brings directors appointed in the past five years to half of the Board, and continues to enhance its diversity.

Ms. Mitchell has been appointed to a term expiring at Kohl’s 2021 annual shareholders meeting and will stand for election by Kohl’s shareholders at that time. She will initially serve on the Board’s Governance and Nominating Committee. With Ms. Mitchell’s appointment, the Board has now been expanded to consist of 12 directors, 11 of whom are independent.

“Robbin’s appointment, like our other Board changes in the past several years, reflects both our internal assessment of the mix of experience and skills of our Board and our ongoing dialogue with all of our shareholders as to their perspectives on our Board’s composition,” said Peter Boneparth, Chairman of the Board’s Nominating and Governance Committee.

“I am thrilled to join the Kohl’s Board at such an exciting time for the Company,” said Ms. Mitchell. “I look forward to being part of such a strong and diverse Board and working with the highly talented management team to help Kohl’s achieve its compelling vision for the future.”

About Robbin Mitchell

Robbin Mitchell has been a Partner and Managing Director at the Boston Consulting Group (“BCG”), a global management consulting firm, since June 2016. From 2011 to 2015, she served as Chief Operating Officer of Club Monaco, a subsidiary of Ralph Lauren Corporation, a luxury and apparel company. Prior to that, Ms. Mitchell held several executive management positions at Ralph Lauren for ten years, including Senior Vice President, Chief of Staff, Senior Vice President Global Business Process Integration and Supply Chain Management, and Vice President Wholesale Polo Brand. Before joining Ralph Lauren, Ms. Mitchell held various senior executive roles in strategy and operations at Tommy Hilfiger and GFT USA, a designer apparel manufacturer and distributor. Prior to her industry operating roles, Ms. Mitchell spent nine years working in the consulting and investment banking industries specializing in the retail and apparel sectors including at McKinsey & Co, BCG, and Lehman Brothers.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company's Annual Report on Form 10-K, and in Item 1A of Part II in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 2020, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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